December 5, 2008

To the Shareholders of Digitiliti, Inc.

I am pleased to report the Digitiliti, Inc. has made substantial progress in nearly every facet of its operations since our last update.   I would like to discuss the challenges that the company faces as well as the great opportunities that lie before us.

Progress

Digitiliti has two major areas of value.  The first is our online backup business which began with a modest 20 customers in fiscal 2005 and has steadily increased to 508 in 2007; and 722 customers as of today. Correspondingly, our annual sales have increased from $1,329,386 in 2007, and we expect to surpass $3,000,000 by 2008 year end.  As a pioneer in online backup for business, we have grown to be one of the largest and most knowledgeable companies in the industry in managing centralized company data for data protection.  We do expect to see some pricing pressure due to the current economic cycle, but we expect to continue to experience strong organic growth in 2009.

Our second area of value is our new product, code name Pyramid.  Leveraging our acquisition of the Storage Switch technology this past March we have invested significant resources to expand our product offering by developing a new generation of leading edge software. This represents a significant step toward our goal of becoming a technology leader in the data information management marketplace.  The Pyramid product is entering beta testing this month, with a product launch targeted for the first part of next year. This is an exciting technology that will provide significant new opportunities to add value to our customers and revenue to Digitiliti.  We have demonstrated this product to a number of industry analysts and potential customers and have received strong industry interest:

"You guys are dead on and I agree with your vision of where the market is going.  If you can execute on this, you are years ahead of anyone else.  Finally someone gets it!"

– Major industry analyst

"Most players are focused making their technology better, but that’s not where the opportunity is - storage is becoming a commodity, you have differentiated yourself - this looks really good."         – Major storage industry analyst

Additionally, we have been aggressively taking steps to reduce overall operating costs.  We have reduced personnel costs by 35% and gained additional efficiencies in product delivery resulting in a 10% reduction in our costs of goods sold.   We continue to seek additional opportunities for operating cost reductions while managing new product introduction timelines.

As many of you know I have accepted the CEO/President role.  We have also changed the composition of the board and are very pleased with the addition of Roy Bauer and Benno Sand as board members.

Challenges

Despite all this progress, we face a significant challenge.  To facilitate a 2009 roll-out of our new Pyramid product, we estimate funds required in the range between $3 million and $5 million.   We are evaluating opportunities to raise additional capital by pursuing strategic alternatives including, but not limited to: equity, debt, asset sales and lease restructure.

Our increase in customer count, product development and overall sales have been funded, in large part, through our $5.5 million offering of 12% convertible notes initiated in March 2007.  At this time, we are implementing a plan of approaching our convertible note holders to request a restructuring of this debt through an extension of the due dates of their respective convertible notes or to encourage them to convert their respective convertible notes.

Although there is no guarantee that our convertible note holders will agree to either of these two options, recent communications with a number of convertible note holders has indicated an overall willingness by some convertible note holders to extend or convert their convertible notes.  However, if we are unable to restructure this debt, we will not be able to pay the convertible notes that are presently due and become due, with accrued interest. This would have a substantial adverse impact on our ability to continue our business operations.  At September 30, 2008, there was principal and accrued interest due on convertible notes issued in the first quarter of 2007 of $481,346; an additional $830,884 in principle and accrued interest will be due on December 31, 2008, on convertible notes issued in the second quarter of 2007.  Other principal and accrued interest requirements through March, 2009, are set forth below in the Convertible Note Table.

These convertible notes reflected a $0.50 per share conversion rate upon expiration of an 18-month maturity date, currently resulting in principal and accrued interest as detailed below:

Convertible Note Table

Periods	Total convertible notes issued	Total accrued interest on convertible notes	Total accrued interest and convertible notes	Due date for accrued interest and convertible notes for Qtr. Ended

Q1 2007	$ 401,050	$ 80,298	$481,346	September 2008
Q2 2007	707,500	123,384	830,884	December 2008
Q3 2007	1,165,000	170,165	1,335,165	March 2009
Q4 2007	926,000	114,977	1,040,977	June 2009
Q1 2008	808,500	66,598	872,098	September 2009
Q2 2008	945,500	54,651	1,000,151	December 2009
Q3 2008	546,450	15,924	562,374	March 2010

Under the currently planned proposal, for those convertible note holders who agree to convert their convertible notes, the conversion price will be reduced to $0.35 per share from $0.50 per share; and the exercise price of their A and B warrants will be decreased from $1.50 and $2.25, respectively, to $1.00, with the five year warrant terms being extended to six and one-half years.  For those convertible note holders who agree to extend their convertible notes rather than convert them, the exercise price of their A and B warrants will be decreased from $1.50 and $2.25, respectively, to $1.00, with the five year warrant terms being extended to six and one-half years.  The proposal is planned to be made directly to each convertible note holder and would be in effect for a term of 45 days.   If all note holders elected to convert, as to which there is no assurance, the Company estimates a non-cash expense of approximately $3,200,000 resulting from the restructuring of the note terms. This adjustment reflects the recognition of the beneficial conversion feature and warrant discount associated with the convertible debt.

Should all the convertible note holders choose to convert their notes, the potential increase in the number of shares to be issued due to the reduction in conversion price is set forth below.  This potential increase in the number of shares, based on the proposed conversion rate decrease, represents a potential 10.4% increase in the number of common stock and equivalents outstanding.  There would be no increase in the number of shares underlying the A and B Warrants issued to the convertible note holders.

Potential Capitalization Table Summary

Converted Common Stock at $0.50 per share as of 09-30-08	Converted Common Stock at $0.35 per share as of 09-30-08	Conversion Rate Difference Between $0.50 and $0.35 per share

12,132,324	17,331,891	5,199,567

Additional information about this proposal and other matters about the Company is set forth in the Company’s 8-k Current Report dated December 5, 2008, that was filed with the Securities and Exchange Commission on December 5, 2008.

As a former CIO of US Bank/Piper Jaffray, I have a keen understanding of the challenges that face corporate technology leaders. Digitiliti as a company, and Pyramid as a product set, are specifically targeted to take out business costs and solve many of today’s data management problems, as well as open the door for expanded product offerings using the Pyramid base technology.

Today we stand ready to launch a new, revolutionary product that is timely, priced right and needed in this market.  As a shareholder, you have shown your commitment to Digitiliti as a company. I thank you for your participation as a shareholder and ask for your continued support.

Additional Company information can be found on our website at www.digitiliti.com or on the Securities and Exchange Commission website at www.sec.gov.

Have a Happy Holiday Season.

Sincerely,

/s/Daniel J. Herbeck

Daniel J. Herbeck

CEO & President

651-925-3200

dherbeck@digitiliti.com

Kris Caulfield

Corporate Relations

651-925-3203

kcaulfield@digitiliti.com

Certain statements in this document are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. These forward-looking statements are based on Digitiliti, Inc.’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Digitiliti, Inc. notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Digitiliti, Inc.’s businesses include but are not limited to; (1) the early stage and uncertainty of product development; and (2) other factors, including a history of losses that might be described from time to time in Digitiliti, Inc.’s regulatory filings.